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Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Interests of Experts" in the Annual Information Form dated March 13, 2008 which is incorporated by reference in the Registration Statement on Form F-10 and related base shelf prospectus of TransAlta Corporation (the "Corporation"), relating to the registration of Common Shares, First Preferred Shares, Debt Securities or Warrants to purchase Common Shares, First Preferred Shares, Debt Securities or other securities of the Corporation, up to an aggregate initial offering price of US$1,000,000,000 filed with the United States Securities and Exchange Commission on November 18, 2008 (the "Prospectus") and to the incorporation by reference therein of our report dated February 26, 2008 with respect to the consolidated financial statements of the Corporation for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007 included in the Corporation's Annual Report to Shareholders, filed with the United States Securities and Exchange Commission.

        We also consent to the use, through incorporation by reference, in the above mentioned Prospectus of our report to the Board of Directors of the Corporation with respect to the Reconciliation to United States Generally Accepted Accounting Principles as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007. Our report is dated February 26, 2008.

Calgary, Canada November 18, 2008	Chartered Accountants

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  Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM